Exhibit 10.3

Execution Version

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

August 9, 2017

John Bartling

4848 Auburndale Avenue

Dallas, TX 75205

Dear John:

Reference is made to the Agreement and Plan of Merger by and among Invitation Homes Inc. (the “Company”), Invitation Homes Operating Partnership LP, IH Merger Sub, LLC, Starwood Waypoint Homes, and Starwood Waypoint Homes Partnership L.P., dated as of August 9, 2017, the (“Merger Agreement”), the Invitation Homes Inc. Executive Severance Plan (the “Severance Plan”) and your Participation Notice and Agreement under the Severance Plan. Capitalized terms used in this letter without definition shall have the respective meanings set forth the Merger Agreement and the Severance Plan, as applicable.

The Company agrees that if you sustain a “Qualifying Termination” within 24 months following (or 90 days prior to) the REIT Merger, the Company shall treat such “Qualifying Termination” as a “Qualifying Change of Control Termination” under Sections 3(a)(ii), (iii) and (iv) of the Severance Plan and your Participation Notice and Agreement, such that you will be eligible to receive a Severance Multiple of 3.0x, a Welfare Continuation Period of 18 months, and full accelerated vesting of any unvested restricted stock units outstanding under the Omnibus Incentive Plan which were granted on or prior to February 6, 2017 (the “Accelerated RSUs”). The foregoing is contingent on your continued satisfactory employment with the Company and its Affiliates through the applicable termination date. For the avoidance of doubt, the REIT Merger will not constitute a “change in control” under any other agreements (including any equity awards other than the Accelerated RSUs) between you and the Company, under any other compensatory or benefit plan or arrangement of the Company, or for the purposes of Section 409A of the Code, such that you will not receive full accelerated vesting or “change in control” treatment in respect of your 2017 LTIP grants.

Nothing contained in this letter agreement shall confer upon you any right to continued employment with the Company or interfere in any way with the right of the Company to terminate your employment at any time, with or without cause. This letter agreement shall be governed by the laws of the State of Texas. Except as provided in this letter agreement, the terms of the Severance Plan remain unchanged and in full force and effect. If the Merger Agreement is terminated prior to the occurrence of the Closing, this letter agreement shall cease to be in effect. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

Sincerely,

INVITATION HOMES INC.

/s/ Mark A. Solls
By:	Mark A. Solls
Title:	Executive Vice President and Chief Legal Officer

With my signature below, I accept the terms of the letter agreement.

/s/ John B. Bartling Jr.
John Bartling